UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                               EPIX MEDICAL, INC.
                                (Name of Issuer)


                                  COMMON SHARE
                         (Title of Class of Securities)

                                    26881Q101
                          -----------------------------
                                 (CUSIP Number)


                                 August 12, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ] Rule 13d-1(b)
                             [x] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                   -----------------
CUSIP No. 26881Q101                      13G         Page 2 of 7 Pages
----------------------------------                   -----------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSSEMER VENTURES, INC. ("BESSEMER VENTURES")
              13-3175227
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [x]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------

                             5     SOLE VOTING POWER

                                   1,111,749 shs.

   NUMBER OF
   SHARES                --------- ---------------------------------------------
   BENEFICIALLY              6     SHARED VOTING POWER
   OWNED BY
   EACH                            -0-
   REPORTING             --------- ---------------------------------------------
   PERSON                    7     SOLE DISPOSITIVE POWER
   WITH
                                   1,111,749 shs.
                        ---------- ---------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                   -0-
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,111,749 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.4%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              CO
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------                   -----------------
CUSIP No. 26881Q101                      13G         Page 3 of 7 Pages
----------------------------------                   -----------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER SECURITIES CORPORATION ("BSC")
              13-1542996
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [x]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------

                              5    SOLE VOTING POWER

                                   -0-
   NUMBER OF
   SHARES                --------- ---------------------------------------------
   BENEFICIALLY
   OWNED BY                   6    SHARED VOTING POWER
   EACH
   REPORTING                       1,111,749 shs.*
   PERSON                --------- ---------------------------------------------
   WITH                       7    SOLE DISPOSITIVE POWER

                                   -0-
                         --------- ---------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,111,749 shs.*
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,111,749 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                        [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.4%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              CO
------------- ------------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 2 because BSC is the parent of Bessemer Ventures.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------                   -----------------
CUSIP No. 26881Q101                      13G         Page 4 of 7 Pages
----------------------------------                   -----------------
------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER SECURITIES LLC ("BSLLC")
              13-3926991
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [x]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------
                              5      SOLE VOTING POWER

                                     -0-.
   NUMBER OF
   SHARES                --------- ---------------------------------------------
   BENEFICIALLY
   OWNED BY                   6      SHARED VOTING POWER
   EACH
   REPORTING                         1,111,749 shs.*
   PERSON                --------- ---------------------------------------------
   WITH                       7      SOLE DISPOSITIVE POWER

                                        -0-.
                         --------- ---------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,111,749 shs.*
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,111,749 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                        [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.4%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              HC
------------- ------------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 2 because BSLLC is the ultimate parent of Bessemer Ventures.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a) Name of Issuer:

                           EPIX MEDICAL, INC.

(b) Address of Issuer's Principal Executive Office:

                           71 Rogers Street
                           Cambridge, Massachusetts  02142



Item 2.

    (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:

                  This statement is filed by Bessemer Ventures, Inc. ("Bessemer Ventures"), a Delaware corporation having its principal office at 630 Fifth Avenue, New York, New York 10111. Bessemer Venture's principal business is holding investments in venture capital investment partnerships.

                  This statement is also filed by Bessemer Securities LLC ("BSLLC"), a Delaware limited liability company, and Bessemer Securities Corporation ("BSC"), a Delaware corporation. Each of BSLLC and BSC has its principal office at 630 Fifth Avenue, New York, New York 10111. The principal business of each of BSLLC and BSC is making private investments. Bessemer Ventures is a wholly owned subsidiary of BSC, and BSC is a wholly owned subsidiary of BSLLC.

(d) Title of Class of Securities:

                                  Common Shares

(e) CUSIP Number:

                                    26881Q101



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), check whether the person filing is a:

                  Not applicable.



Item 4.  Ownership as of December 31, 1999

                  Items 5 through 9 of Pages 2 through 4 of this Statement are incorporated herein by reference.

                  The shares beneficially held by Bessemer Ventures may be deemed to be beneficially owned by BSC and BSLLC by virtue of their direct and indirect ownership of Bessemer Ventures. Both BSC and BSLLC disclaim beneficial ownership of the shares held by Bessemer Ventures.

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.



Item I0.  Certification

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:        August 14, 2003

                             BESSEMER VENTURES, INC.

                             By:   /s/ Richard R. Davis
                                ------------------------------------------------
                                      Richard R. Davis
                                      Vice President


                             BESSEMER SECURITIES CORPORATION

                             By:   /s/ Richard R. Davis
                                ------------------------------------------------
                                      Richard R. Davis
                                      Senior Vice President


                             BESSEMER SECURITIES LLC

                             By:   /s/ Richard R. Davis
                                ------------------------------------------------
                                      Richard R. Davis
                                      Senior Vice President